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                                   EXHIBIT 12


CHESAPEAKE ENERGY CORPORATION
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(IN 000'S)

                                                                 Year      Six Months     Year       Year        Year        Year
                                                                 Ended       Ended        Ended      Ended       Ended       Ended
                                                                June 30,    Dec. 31,     Dec. 31,   Dec. 31,    Dec. 31,    Dec. 31,
                                                                  1997        1997        1998       1999        2000         2001
                                                                ---------  ----------   ---------   --------    --------    --------
          Income before income taxes and extraordinary item      (180,330)    (31,574)   (920,520)    35,030     196,162     438,365
          Interest                                                 18,550      17,448      68,249     81,052      86,256      98,321
          Amortization of capitalized interest                      8,772       4,386      12,240      1,047       1,226       1,784
          Bond discount amortization (a)                                           --                                             --
          Loan cost amortization                                    1,455         794       2,516      3,338       3,669       4,022
                                                                ---------  ----------   ---------   --------    --------    --------
          Earnings                                               (151,553)     (8,946)   (837,515)   120,467     287,313     542,492

          Interest expense                                         18,550      17,448      68,249     81,052      86,256      98,321
          Capitalized interest                                     12,935       5,087       6,470      3,356       2,452       4,719
          Preferred Stock Dividends                                                                                               --
            Pref. Dividend Requirements                                --          --      12,077     16,711       8,484       2,050
              Ratio of income before provision for taxes to
               Net Income (b)                                          --          --      N/A          1.05      N/A           1.66
                                                                ---------  ----------   ---------   --------    --------    --------
                Subtotal - Preferred Dividends                         --          --      12,077     17,597       8,484       3,411
          Bond discount amortization (a)                                           --          --         --          --          --
          Loan cost amortization                                    1,455         794       2,516      3,338       3,669       4,022
                                                                ---------  ----------   ---------   --------    --------    --------
          Combined Fixed Charges and Preferred Dividends           32,940      23,329      89,312    105,343     100,861     110,473
          Ratio                                                      (4.6)       (0.4)       (9.4)       1.1         2.8         4.9

          Insufficient coverage                                   184,493      32,275     926,827         --          --          --

(a) Bond discount excluded since it is included in interest expense.

(b) Represents income (loss) before income taxes and extraordinary item divided by income (loss) before extraordinary item, which adjusts dividends on preferred stock to a pre-tax basis.

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